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                     March 28, 2023

       Qi Chen
       Chief Executive Officer
       MOGU Inc.
       Huanglong Wanke Center, 23/F, Building No. G, No. 77 Xueyuan Road Xihu District, Hangzhou, 310012
       People   s Republic of China

                                                        Re: MOGU Inc.
                                                            Form 20-F for
Fiscal Year Ended March 31, 2022
                                                            Filed July 15, 2022
                                                            File No. 001-38748

       Dear Qi Chen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services